A Phase 1 Dose Escalation Study of PRS-343, a HER2/4-1BB Bispecific Molecule, in Patients with HER2-positive Malignancies Sarina A. Piha-Paul, MD, MD Anderson Cancer Center, Johanna Bendell, MD, Anthony Tolcher, Sara Hurvitz, MD, Amita Patnaik, MD FRCP(C), Rachna T. Shroff, Paula R. Pohlmann, Markus Zettl, Noah M. Hahn, MD, Anuradha Krishnamurthy, MD, Manuela Duerr, Jian Mei, Kayti Aviano, Rushdia Z. Yusuf, MD, MPH, Louis Matis, MD, Shane Olwill, PhD, Ingmar Bruns, Geoffrey Y. Ku Background Anticalin® proteins are recombinantly engineered human proteins based on lipocalins. PRS- 343 is a first-in-class bispecific antibody-Anticalin fusion protein targeting the oncogenic tumor antigen HER2 and the costimulatory immune receptor 4-1BB on T and other immune cells. Here, we report the results of a phase 1 single-agent dose escalation trial in patients with HER2+ solid tumors. Methods PRS-343 has been evaluated in sequential dose cohorts from 0.0005 to 8 mg/kg i.v. Doses were administered Q3W and the 8 mg/kg dose was also given Q2W. An accelerated titration design was utilized for the initial dose escalation followed by a modified 3+3 design and the option to back-fill cohorts. Dose-limiting toxicities (DLTs) were reported during the first cycle of each schedule. The primary study objectives include the safety profile and RP2D of PRS-343. Secondary objectives include ORR and DCR, PD biomarker response and PK profile. PD response was assessed in tumor biopsies (CD8+ T cell IHC) pre- and post- PRS-343 treatment. Results 51 patients (median age 61.2 years, 61% female, 82% caucasian, 57% with more than three lines of prior therapy) with a variety of solid tumor indications [gastric/GEJ (n=19); BC (n=12); gynecological cancer (n=6); CRC (n=5); BTC (n=4); UC (n=2); melanoma, pancreatic and salivary duct (n=1 each)] have been treated with PRS-343. Based on pharmacokinetic analyses and observed kinetics of the CD8+ T cell expansion post-treatment, the low end of the active dose range is considered 2.5 mg/kg. 19 patients treated at active dose levels before the data cut-off on 09-06-2019 were evaluable for response [DCR 58% (11% confirmed PR) as per RECIST 1.1]. At the active doses, we observed significant and pronounced post-treatment expansion of CD8+ T cells particularly in the tumor nests, consistent with the MoA of PRS-343, while there was no increase in the doses below 2.5mg/kg. The post-treatment expansion of CD8+ T cells was more pronounced in patients with a confirmed PR or prolonged SD. PRS- 343 was very well tolerated, with no SAEs reported. The most frequent TRAEs were fatigue (9%), chills (6%) and diarrhea (5%) of mild to moderate severity. None qualified as a DLT. Conclusions PRS-343 is the first molecule of its kind to demonstrate encouraging evidence of safety and clinical benefit with a correlative PD effect in a heavily pre-treated population. These initial data suggest that PRS-343, the first 4-1BB bispecific to enter clinical development, merits further investigation in clinical trials. Trial Registration NCT03330561